Exhibit 10.10

SECOND-LIEN CREDIT AGREEMENT

dated as of

July 20, 2006,

among

REDPRAIRIE HOLDING, INC.,

as Holdings,

REDPRAIRIE CORPORATION,

as Borrower,

The Lenders Party Hereto,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

and

CREDIT SUISSE SECURITIES (USA) LLC

as Syndication Agents,

and

JEFFERIES FINANCE LLC,

as Documentation Agent

J.P. MORGAN SECURITIES INC.	and	CREDIT SUISSE SECURITIES
(USA) LLC,

as Joint Bookrunners and Co-Lead Arrangers

i

-ii-

-iii-

SECOND-LIEN CREDIT AGREEMENT dated as of July 20, 2006 (this “Agreement”), among REDPRAIRIE HOLDING, INC., a Delaware corporation, REDPRAIRIE CORPORATION, a Delaware corporation, the LENDERS party hereto, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, JPMORGAN CHASE BANK, N.A. and CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agents, and JEFFERIES FINANCE LLC, as Documentation Agent.

Pursuant to a stock purchase agreement (the “Acquisition Agreement”), by and among RedPrairie Holding, Inc. (“Holdings”), RedPrairie Corporation (the “Borrower”), BlueCube Software, Inc., a Delaware corporation (the “Company”), and Erez Goren (“Seller”), relating to the sale of the Company, (a) Borrower will acquire (the “Acquisition”) all of the equity interests of the Company for aggregate consideration comprising (i) preferred stock and common stock in Holdings (the “Stock Consideration”) having an aggregate value of approximately $26,700,000, such preferred stock to be on substantially the same terms and be subject to substantially the same conditions as Holdings’s existing preferred stock, and (ii) approximately $53,300,000 in cash (“Cash Consideration” and, together with the Stock Consideration, “Acquisition Consideration”), (b) the Borrower will obtain at least (i) $170,000,000 in senior secured first-lien credit facilities in accordance with the First-Lien Credit Agreement (such term and each other term used but not defined in this preamble having the meaning assigned to such term in Article I below) and (ii) $45,000,000 in senior secured second-lien term loans in accordance with this Agreement, (c) the Borrower will repay all of its existing indebtedness under (i) the First-Lien Credit Agreement dated as of May 23, 2005, as amended through the date hereof (the “Existing First-Lien Credit Agreement”), by and among Holdings, the Borrower, the lenders that are signatories thereto and Wells Fargo Foothill, Inc., as the arranger and the administrative agent, (ii) the Second-Lien Credit Agreement dated as of May 23, 2005, as amended through the date hereof (the “Existing Second-Lien Credit Agreement” and, together with the Existing First-Lien Credit Agreement, the “Existing Credit Agreements”), by and among Holdings, the Borrower, the lenders that are signatories thereto and Silverpoint Capital LP, as the arranger and the administrative agent (such repayments described in clause (i) above and this clause (ii), the “Existing Credit Agreement Repayments”), (d) Borrower will repay that certain promissory note dated as of May 23, 2005, issued by Holdings to the order of Francisco Partners, L.P. in the principal amount of $7,960,800 and that certain promissory note dated as of May 23, 2005, issued by Holdings to the order of Francisco Partners Fund A, L.P. in the principal amount of $39,200 (together, the “Tax Notes”) (such repayment described in this clause (d), the “Existing Tax Loan Repayment”), (e) Borrower will pay any accrued but unpaid interest, fees and expenses owing in connection with the Existing Credit Agreement Repayments and the Existing Tax Loan Repayment, (f) Borrower will terminate each of the Existing Credit Agreements and Tax Notes and any security or guarantee arrangements related to any of them and (g) Borrower will pay fees and expenses incurred in connection with the Transactions (as defined below) in an aggregate amount not to exceed $12,000,000 (such fees and expenses, the “Transaction Costs”) (the transactions described in clauses (a) through (g) of this paragraph, collectively the “Transactions”).

The Borrower has requested that the Lenders make Loans on the Effective Date in an aggregate principal amount not in excess of $45,000,000. The proceeds of the Loans will be used by the Borrower on the Effective Date, together with (i) the Stock Consideration, (ii) the proceeds of the First-Lien Term Loans and (iii) cash on hand of the Company and the Borrower, solely (a) to pay a portion of the Acquisition Consideration, (b) to pay the Existing Credit Agreement Repayments, (c) to pay the Existing Tax Loan Repayment, (d) to pay any accrued but unpaid interest and fees owing in connection with the Existing Credit Agreement Repayments and the Existing Tax Loan Repayment and (e) to pay the Transaction Costs.

The Lenders are willing to extend the Loans to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” has the meaning assigned to such term in the preamble to this Agreement.

“Acquisition Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Acquisition Consideration” has the meaning assigned to such term in the preamble to this Agreement.

“Acquisition Documents” means the Acquisition Agreement, all other agreements to be entered into in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Act” has the meaning assigned to such term in Section 9.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Credit Suisse, Cayman Islands Branch, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 20% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day with respect to any Loan, (a) 6.50%, in the case of any Eurodollar Loan and (b) 5.50%, in the case of any ABR Loan.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP but excluding in each case any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Sections 2.10(c) and 2.10(d), (iii) made by the Borrower or any Subsidiary as payment of the consideration for a Permitted Acquisition and (iv) made by the Borrower or any Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Consideration” has the meaning assigned to such term in the preamble to this Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any Equity Interest in the Borrower, (b) prior to an IPO, the failure by the Sponsor and Sponsor Affiliates to own, directly or indirectly through a wholly owned subsidiary, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings, (c) after an IPO, the failure by the Sponsor and Sponsor Affiliates to own, directly or indirectly through a wholly owned subsidiary, beneficially and of record, Equity Interests in Holdings representing at least 25% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings, (d) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the date hereof) other than the Sponsor and Sponsor Affiliates, of Equity Interests representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings, (e) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, or whose nomination was made by the Sponsor or a Sponsor Affiliate, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings, (f) the acquisition of direct or indirect Control of Holdings by any Person or group other than the Sponsor and Sponsor Affiliates or (g) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in any First-Lien Loan Documents or any indenture or agreement in respect of Material Indebtedness of Holdings, the Borrower or any Subsidiary. For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.13.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document, and shall also include the Mortgaged Properties.

“Collateral Agreement” means the Second-Lien Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)        the Administrative Agent shall have received from each Loan Party (i) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (y) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party and (ii) with respect to any Loan Party that directly owns Equity Interests of a Foreign Subsidiary, a counterpart of each Foreign Pledge Agreement that the Administrative Agent determines, based on the materiality of such Foreign Subsidiary, to be reasonably necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of such Foreign Subsidiary in satisfaction of clause (c) below, in each case duly executed and delivered on behalf of such Loan Party and, if required under applicable law, such Foreign Subsidiary;

(b)        [reserved];

(c)        all outstanding Equity Interests of the Borrower and each Subsidiary and all other Equity Interests, in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary and the Loan Parties shall not be required to pledge Equity Interests of Subsidiaries that are not directly held by such Loan Parties) and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank to the extent not delivered to and held by the First-Lien Administrative Agent under the First-Lien Loan Documents pursuant to the Intercreditor Agreement;

(d)        all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank to the extent not delivered to and held by the First-Lien Administrative Agent under the First-Lien Loan Documents pursuant to the Intercreditor Agreement;

(e)        all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens required to be created by the Collateral Agreement and the Foreign Pledge Agreements and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement and the Foreign Pledge Agreements, if requested by the Administrative Agent, shall have been delivered to the Administrative Agent for filing, registration or recording;

(f)        the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid second Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

(g)        each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(h)        within 30 days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this definition as the Administrative Agent may reasonably request;

provided, however, that notwithstanding anything to the contrary in any Loan Document, (i) assets of any Loan Party shall be excluded from the Collateral and Guarantee Requirement to the extent the Administrative Agent reasonably determines that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit expected to be afforded to the Lenders thereby, (ii) unless a longer period is otherwise agreed to by Administrative Agent, until the earlier of (x) July 15, 2007, and (y) 30 days after the date on which consummation of the Foreign Subsidiary Restructuring occurs, no Foreign Pledge Agreements shall be required to be delivered with respect to Equity Interests of any Subsidiaries that are expected to be transferred as set forth in the definition of the term “Foreign Subsidiary Restructuring” (it being understood that this clause (ii) will not alter any requirement to comply during such period with clause (c) above with respect to a pledge of the Equity Interest of such Subsidiaries pursuant to the Collateral Agreement), (iii) assets of Shanghai RedPrairie Systems, Ltd. and any other Foreign Subsidiary shall be excluded from the Collateral and Guaranty Requirement to the extent compliance with such requirement is illegal or otherwise prohibited by applicable law and (iv) in no event shall any Person be required to comply with the Collateral and Guaranty Requirement under this Agreement unless, and only to the extent, such Person is required to comply with the Collateral and Guaranty Requirement under the First-Lien Credit Agreement.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder. The amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments is $45,000,000.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and, treating Synthetic Lease Obligations as Capital Lease Obligations, Synthetic Lease Obligations) net of interest income of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts, original issue discount with respect to preferred stock or accrued interest payable in kind for such period. Consolidated Cash Interest Expense shall be deemed to be (a) for the four-fiscal-quarter period ended September 30, 2006, Consolidated Cash Interest Expense for the period from and including the Effective Date to and including September 30, 2006, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to September 30, 2006, (b) for the four-fiscal-quarter period ended December 31, 2006, Consolidated Cash Interest Expense for the period from and including the Effective Date to and including December 31, 2006, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to December 31, 2006, and (c) for the four-fiscal-quarter period ended March 31, 2007,

Consolidated Cash Interest Expense for the period from and including the Effective Date to and including March 31, 2007, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to March 31, 2007.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Cash Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any extraordinary, unusual or non-recurring, and in each case non-cash charges for such period (but excluding any such non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any such charge that results from the write-down or write-off of inventory), (v) fees and expenses incurred during such period in connection with the Transactions in an aggregate amount not to exceed $12,000,000, (vi) fees and expenses incurred during such period in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, (vii) the amount of monitoring or management or similar fees payable to the Sponsor or any Sponsor Affiliate (provided that such fee amount shall not exceed $1,200,000 in any four-quarter period), and the amounts payable to the Sponsor or any Sponsor Affiliate for reimbursement of the reasonable costs and expenses of the Sponsor or such Sponsor Affiliate with respect to Holdings and its subsidiaries, (viii) non-recurring cash charges incurred during such period in respect of restructurings, plant closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an amount not to exceed $15,000,000 during the term of this Agreement, (ix) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of Holdings, the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of Holdings and (x) non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, and minus (b) without duplication and (except in the case of clauses (i) and (vii)) to the extent included in determining such Consolidated Net Income, the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) or (a)(viii) of this paragraph in any prior period, (ii) any extraordinary, unusual or non-recurring gains for such period, (iii) any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, (iv) noncash exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations, and (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business (net of any amounts reinvested as set forth in Section 2.10(c) and 2.10(d)), all determined on a consolidated basis in accordance with GAAP. Consolidated EBITDA shall be deemed to be $8,656,000, $11,714,000 and $9,957,000 for the fiscal quarters ended September 30, 2005, December 31, 2005, and March 31, 2006, respectively.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by any of its Organizational Documents, a Requirement of Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period (provided that the exclusion under this clause (a) shall not apply to the income during such period of the Subsidiaries otherwise covered by this clause (a) to the extent that the aggregate income of such Subsidiaries during such period does not exceed $2,000,000) and (b) the income of any Person (other than the Borrower or any Subsidiary) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 180 days after the Maturity Date (other than (i) upon payment in full of the Loan Document Obligations, or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“Documentation Agent” means Jefferies Finance LLC in its capacity as documentation agent for the Lenders hereunder, and its successors in such capacity.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Article IV are satisfied (or waived in accordance with Section 9.02).

“Effective Date Material Adverse Effect” has the meaning assigned to such term on Schedule 1.01 hereto.

“Environmental Laws” means all applicable treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, to the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower (or, for the fiscal year ending December 31, 2006, for the period from the first day of the first calendar month ending immediately following the Effective Date through December 31, 2006) the sum (without duplication) of:

(a)        the Consolidated Net Income of the Borrower and the Subsidiaries for such period, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b)        depreciation, amortization and other non-cash charges or losses deducted in determining Consolidated Net Income for such period; plus

(c)        the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Subsidiaries increased during such period and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries decreased during such period; minus

(d)        the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such period, (ii) the amount, if any, by which Net Working Capital increased during such period (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Subsidiaries decreased during such period and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such period; minus

(e)        the sum of (i) Capital Expenditures made in cash for such period (except to the extent attributable to the incurrence of Capital Lease Obligations or Synthetic Lease Obligations or otherwise financed by incurring Long Term Indebtedness (excluding Indebtedness in respect of the First-Lien Revolving Loans), by issuing Equity Interests (other than to Holdings, the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by Holdings, the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA) and (ii) cash consideration paid during such period to make Permitted Acquisitions (except to the extent financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the First-Lien Revolving Loans), by issuing Equity Interests (other than to Holdings, the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by Holdings, the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA); minus

(f)        the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of First-Lien Revolving Loans and First-Lien Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the aggregate First-Lien Revolving Commitments or the commitments in respect of such other revolving credit facilities, as the case may be), (ii) First-Lien Term Loans and Loans, in each case, to the extent prepaid pursuant to Section 2.10(c), (d) or (e) and (iii) repayments or prepayments of Long-Term Indebtedness financed (A) by incurring other Long-Term Indebtedness, to the extent that repayments or prepayments in respect of such other Long-Term Indebtedness would, pursuant to this clause (f), be deducted in determining Excess Cash Flow when made, (B) by issuing Equity Interests (other than to Holdings, the Borrower or any Subsidiary), (C) through the receipt of capital contributions (other than capital contributions made by Holdings, the Borrower or any Subsidiary) or (D) using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA; minus

(g)        the aggregate amount of Restricted Payments made by the Borrower to Holdings in cash during such period pursuant to Section 6.08, including the amount of any payments to the Sponsor or any Sponsor Affiliate in respect of fees or reimbursement of costs or expenses of the Sponsor or such Sponsor Affiliate with respect to Holdings and its subsidiaries, except to the extent that such Restricted Payments are made to fund expenditures that reduce Consolidated Net Income of the Borrower; plus

(h)        income tax expenses during such period; minus

(i)        income taxes paid in cash during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.16(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e).

“Existing Credit Agreement Repayments” has the meaning assigned to such term in the preamble to this Agreement.

“Existing Credit Agreements” has the meaning assigned to such term in the preamble to this Agreement.

“Existing First-Lien Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Existing Second-Lien Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Existing Tax Loan Repayment” has the meaning assigned to such term in the preamble to this Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §.201 et seq.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First-Lien Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the First-Lien Credit Agreement.

“First-Lien Credit Agreement” means the Credit Agreement dated as of the Effective Date among Holdings, the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC, as Syndication Agents, and Jefferies Finance LLC, as Documentation Agent.

“First-Lien Indebtedness” means, as of any date, the aggregate principal amount of (a) Indebtedness under the First-Lien Loan Documents and (b) other secured Indebtedness of the Borrower and the Subsidiaries, in each case outstanding as of such date, other than (i)

secured Indebtedness outstanding under this Agreement and (ii) other secured Indebtedness of the Borrower and the Subsidiaries if the Liens securing such Indebtedness are junior to the Liens securing the Indebtedness under the First-Lien Loan Documents on terms no less favorable to the Lenders under the First-Lien Credit Agreement than the terms of the Intercreditor Agreement.

“First-Lien Letters of Credit” means the letters of credit issued pursuant to the First-Lien Credit Agreement.

“First-Lien Loan Documents” has the meaning assigned to the term “Loan Documents” in the First-Lien Credit Agreement.

“First-Lien Revolving Commitments” means the commitments of lenders under the First-Lien Credit Agreement to make Revolving Loans and to acquire participations in Letters of Credit thereunder (each of such terms as defined in the First-Lien Credit Agreement).

“First-Lien Revolving Loans” means the revolving loans made pursuant to the First-Lien Credit Agreement.

“First Lien Term Loans” means the term loans made pursuant to the First- Lien Credit Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia and any subsidiary thereof.

“Foreign Subsidiary Restructuring” means, subject to such changes as may be approved by Administrative Agent, (a) the transfer of RedPrairie N.V. to RedPrairie Corporation Limited or a subsidiary thereof, (b) the transfer of RedPrairie Global BV to RedPrairie Corporation Limited or a subsidiary thereof, (c) the merger of BlueCube Software (UK) Limited into BlueCube Software, Inc., the transfer of BlueCube Software (UK) Limited to RedPrairie Corporation Limited or a subsidiary thereof or dissolution of BlueCube Software (UK) Limited and (d) the dissolution of RedPrairie BuildToOrder, Inc. or the transfer of RedPrairie BuildToOrder, Inc. to a Domestic Subsidiary or a subsidiary thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold which are regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such

Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) in connection with any Permitted Acquisition, contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled, (ii) in connection with the Acquisition, the Seller Put Option and (iii) obligations in respect of operating leases.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means the Confidential Information Memorandum dated June 2006, relating to the Borrower and the Transactions.

“Intellectual Property” has the meaning assigned such term in the Collateral Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Effective Date among the Administrative Agent, JPMorgan Chase Bank, N.A., as administrative agent under the First-Lien Credit Agreement, and acknowledged by Holdings, the Borrower and certain other subsidiaries of Holdings.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” means a bona fide underwritten initial public offering of voting common Equity Interests of Holdings newly issued by Holdings or held in treasury as a direct result of which at least 10% of the aggregate voting common Equity Interests of Holdings (calculated on a fully diluted basis taking into account all options or other rights to acquire voting common Equity Interests of Holdings then outstanding, regardless of whether such options or other rights are then currently exercisable) will be beneficially owned by Persons other than the Sponsor, the Sponsor Affiliates, Holdings and Affiliates of Holdings (including all directors, officers and employees of Holdings, the Borrower or any Subsidiary).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, the Collateral Agreement, the Intercreditor Agreement and the other Security Documents.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, assets or liabilities of results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means any Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of Holdings, the Borrower and the Subsidiaries, in each case in an amount exceeding $6,000,000 issued under one debt instrument or agreement. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means January 20, 2013.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of owned real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.02, and includes each other parcel of owned real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13; provided that

“Mortgaged Property” shall not include any parcel of real property having a fair market value of less than $1,000,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event (but excluding any proceeds received from Holdings or any Subsidiary Loan Party), including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Holdings, the Borrower and the Subsidiaries to third parties (including such fees and expenses incurred by the Sponsor and any Sponsor Affiliates to be paid to third parties) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Subsidiaries, and the amount of any reserves established by Holdings, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Organizational Documents” of any Person means the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the Borrower or a wholly owned Subsidiary Loan Party of more than 90% of the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of or all or substantially all the assets constituting a division or line of business of, or a merger or consolidation or any other combination with, a Person if (a) such acquisition was not consummated pursuant to a hostile offer (including a proxy contest), other than a hostile offer to which opposition by such Person’s board of directors has been withdrawn, (b) no Event of Default has occurred and is continuing or would result therefrom, (c) such acquisition and all transactions related thereto are in all material respects consummated in accordance with applicable laws, (d) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 and 5.13 shall have been taken within 30 days of the consummation of such acquisition, (e) for acquisitions involving consideration greater than $10,000,000, the Borrower is in compliance, on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, with the covenant contained in Section 6.13 (provided that, for purposes of such calculation with respect to Section 6.13, the Leverage Ratio shall be deemed to be 15 basis points less than the then-applicable Leverage Ratio), (f) after giving effect to such acquisition, the sum of the aggregate unused and available First-Lien Revolving Commitments (or commitments under other revolving credit facilities that refinance or replace the First-Lien Revolving Commitments to the extent permitted by this Agreement) plus cash on hand of the Borrower and the other Loan Parties (to the extent that such cash is (i) freely available to the Borrower or such Loan Parties and (ii) not subject to any Liens other than Liens created under the Loan Document) shall be not less than $5,000,000, (g) the business of such Person or such assets, as the case may be, constitute a business permitted by Section 6.03(b) and (h) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a) through (h) above, together with all relevant financial information for the Person or assets to be acquired and, to the extent applicable, setting forth reasonably detailed calculations demonstrating compliance with clause (e) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of its Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(d), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period).

“Permitted Encumbrances” means:

(a)        Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)        deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal or similar bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)        judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that either (i) in the aggregate do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary or (ii) are described in a mortgage policy of title insurance or surveys issued in favor of and accepted by the Administrative Agent with respect to any Mortgaged Property;

(g)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

(h)        Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)        investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)        investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)        any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) of any property or asset of Holdings, the Borrower or any Subsidiary, other than (i) dispositions permitted by clauses (a), (b), (c), (f) and (g) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $1,000,000 for all such transactions during any fiscal year of the Borrower;

(b)        any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $500,000; or

(c)        the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio, for purposes of determining the prepayments required pursuant to Section 2.10(e) and for purposes of determining compliance with the financial covenant contained in Section 6.13 as of any date, that such calculation shall give pro forma effect to the Transactions, all Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period, including in the case of any Permitted Acquisition or any sale, transfer or other disposition, (a) dollar-for-dollar adjustments for that portion of revenue that would otherwise have been included for the relevant periods but for application of purchase accounting rules causing the balance of deferred revenue to be adjusted downward to fair value (including any adjustment for deferred revenue for the acquisition of RedPrairie Holding, Inc. by Francisco Partners, L.P. to the extent such revenue continues to be added back on a pro forma basis), (b) cost savings that are supportable and quantifiable, are reasonably acceptable to the Administrative Agent and have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 180 days following Permitted Acquisition or such sale, transfer or other disposition, and as certified by Financial Officer of the Borrower; provided that, in the case of this clause (b), if cost savings are included in any pro forma calculations based on the reasonable expectation that steps necessary for realization of such cost savings will be taken within 180 days of a Permitted Acquisition or a sale, transfer or other disposition, then on and after the date that is 180 days after the date of such Permitted Acquisition or sale, transfer or other disposition, such pro forma calculations shall not give effect to such cost savings to the extent that the steps necessary for realization were not actually taken during such 180-day period), (c) such other adjustments as are reasonably satisfactory to Administrative Agent and (d) cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, each of which as certified by a Financial Officer, all calculated using the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and its Subsidiaries, provided that, in each instance, such financial statements are prepared in accordance with the requirements of GAAP.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having outstanding Loans representing more than 50% of the aggregate outstanding Loans at such time.

“Required Percentage” means, with respect to any fiscal year of the Borrower, (a) 50%, if the Leverage Ratio at the end of such fiscal year is greater than or equal to 2.50:1.00 and (b) 0%, if the Leverage Ratio at the end of such fiscal year is less than 2.50:1.00.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or any Financial Officer of Holdings or the Borrower, and any other officer of Holdings or the Borrower with responsibility for the administration of the obligations of Holdings or the Borrower under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Seller” has the meaning assigned to such term in the preamble to this Agreement.

“Seller Put Option” means the right of the Seller to require Holdings to purchase a specified number of shares of preferred stock and common stock of Holdings held by the Seller,

pursuant to, and at such times specified in, the Acquisition Agreement as amended through and including the Effective Date.

“Specified Equity Contribution” has the meaning assigned to such term in Section 6.16.

“Specified Holdings Indebtedness” has the meaning assigned to such term in Section 6.04(o).

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Sponsor” means Francisco Partners, L.P.

“Sponsor Affiliate” means any Affiliate of the Sponsor other than (a) Holdings, the Borrower and the Subsidiaries and (b) any other operating company or a Person controlled by such an operating company.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Consideration” has the meaning assigned to such term in the preamble to this Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower. For purposes of the representations and warranties made herein on the Effective Date, the term “Subsidiary” includes the Company and its subsidiaries.

“Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Agents” means JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC, each in its capacity as syndication agent for the Lenders hereunder, and its successors in such capacity.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Tax Notes” has the meaning assigned to such term in the preamble to this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, provided that the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Transaction Costs” has the meaning assigned to such term in the preamble to this Agreement.

“Transactions” has the meaning assigned to such term in the preamble to this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“wholly-owned Subsidiary” or “wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time and (g) the word “knowledge” means the actual knowledge of a Responsible Officer.

SECTION 1.04.  Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.  Pro Forma Calculations. With respect to any period during which the Transactions, any Permitted Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining the prepayment required pursuant to Section 2.10(e) in respect of such period, for purposes of determining compliance with the financial covenant contained in Section 6.13 and for purposes of calculation of the Leverage Ratio, with respect to such period, calculations (including calculations of Consolidated Net Income) shall be made on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01.  Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Effective Date in the principal amount of its Commitment. Amounts repaid in respect of Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.

(a)        Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four Eurodollar Borrowings outstanding.

(d)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings. To request a Borrowing on the Effective Date, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three

Business Days before the Effective Date or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Effective Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

i.          the aggregate amount of such Borrowing;

ii.         the date of such Borrowing, which shall be a Business Day;

iii.        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

iv.         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

v.          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [Reserved]

SECTION 2.05.  Funding of Borrowings.

(a)        Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06.  Interest Elections.

(a)        Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07.  Termination of Commitments. Unless previously terminated, the Commitments shall terminate upon the making of the Loans.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.

(a)        To the extent permitted by the Intercreditor Agreement, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.09.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e)        Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.

SECTION 2.09.  Maturity of Loans. To the extent permitted by the Intercreditor Agreement, and to the extent not previously paid, all Loans shall be due and payable on the Maturity Date.

SECTION 2.10.  Prepayment of Loans.

(a)        The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)        To the extent permitted by the Intercreditor Agreement, all voluntary prepayments of Loans effected prior to the first anniversary of the Effective Date shall be accompanied by a prepayment fee equal to 2.00% of the aggregate amount of such prepayments, and all voluntary prepayments of Loans effected on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date shall be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of such prepayments.

(c)        Subject to the terms of the Intercreditor Agreement, in the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Domestic Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay first, to the extent First-Lien Term Loans remain outstanding and such prepayment has not been waived by the Lenders of the First-Lien Term Loans, First-Lien Term Loans and second, if the lenders of the First-Lien Term Loans waive any such prepayment or if no First-Lien Term Loans remain outstanding (unless otherwise permitted under this Agreement or unless otherwise consented to by the requisite vote of lenders under this Agreement), the Loans, on each occasion in an aggregate amount equal to 100% of the amount of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower or any Domestic Subsidiary applies the Net Proceeds from such event (or a portion thereof) within 360 days after receipt of such Net Proceeds and at a time when no Event of Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Domestic Subsidiaries (provided that, the Borrower has delivered to the Administrative Agent within ten Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360-day period at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of Holdings, the Borrower or any Subsidiary to apply Net Proceeds in accordance with this Section 2.10(c).

(d)        Subject to the terms of the Intercreditor Agreement, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Foreign Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay first, to the extent First-Lien Term Loans remain outstanding and such prepayment has not been waived by the Lenders of the First-Lien Term Loans, First-Lien Term Loans and second, if the lenders of the First- Lien Term Loans waive any such prepayment or if no First-Lien Term Loans remain outstanding (unless otherwise permitted under this Agreement or unless otherwise consented to by the requisite vote of lenders under this Agreement), the Loans, on each occasion in an aggregate amount equal to 100% of the amount of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower or any Foreign Subsidiary applies the Net Proceeds from such event (or a portion thereof) (i) within 360 days after receipt of such Net Proceeds (or, in the event that the repatriating of such Net Proceeds to the United States would result in material tax liabilities to Holdings or any of its Subsidiaries, within 540 days after receipt of such Net Proceeds) and (ii) at a time when no Event of Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Foreign Subsidiaries (provided that, the Borrower has delivered to the Administrative Agent within ten Business Days after such Net Proceeds are received a certificate of a Financial Officer stating the intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360-day or 540-day period, as applicable, at which time (or at such earlier time at which such Net Proceeds have been repatriated to the United States) a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied. The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of any Foreign Subsidiary to apply Net Proceeds in accordance with this Section 2.10(d) and, pending such application, such Net Proceeds shall be held by the applicable Foreign Subsidiary in the form of Permitted Investments.

(e)        Subject to the terms of the Intercreditor Agreement, following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2006, the Borrower shall prepay first, to the extent First-Lien Term Loans remain outstanding and such prepayment has not been waived by the Lenders of the First- Lien Term Loans, First-Lien Term Loans and second, if the lenders of the First-Lien Term Loans waive any such prepayment or if no First-Lien Term Loans remain outstanding (unless otherwise permitted under this Agreement or unless otherwise consented to by the requisite vote of lenders under this Agreement), the Loans, on each occasion in an aggregate amount equal to Required Percentage of Excess Cash Flow for such fiscal year, provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.10(a) during such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 120 days after the end of such fiscal year).

(f)        Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (g) of this Section.

(g)        The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11.  Fees.

(a)        Subject to the terms of the Intercreditor Agreement, the Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b)        Subject to the terms of the Intercreditor Agreement, all fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.

(a)        The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)        The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)        Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such

Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.  Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)        the Administrative Agent is advised by the Required Lenders that the making, maintaining or continuation of their Eurodollar Loans has become impracticable, or would cause such Lenders material hardship, as a result of contingencies occurring after the date of this Agreement that materially and adversely affect the London interbank market or the position of such Lenders in that market, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14.  Increased Costs.

(a)        Subject to the provisions of Section 2.16 (which shall be conclusive with respect to matters covered thereby), if any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(g) and is revoked in accordance therewith), except due to default by a Lender in its obligations to fund such Loans, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.

(a)        Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.

(f)        Without limiting the generality of the foregoing, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Borrower and Administrative Agent that it is an exempt recipient (as defined in Section 6049(b)(4) of the Code and the United States Treasury Regulations thereunder) shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9.

(g)        If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)        If a Borrower determines in good faith that a reasonable basis exists for contesting an Indemnified Tax or Other Tax with respect to which the Borrower has paid an additional amount under this Section 2.16, the relevant Lender, Administrative Agent or Loan Party, as applicable, shall cooperate with the Borrower (but shall have no obligation to disclose any information that it deems confidential) in challenging such Indemnified Tax or Other Tax at the Borrower’s expense if requested by the Borrower (it being understood and agreed that none of the Administrative Agents, any Lender or other Loan Party shall have any obligation to contest, or any responsibility for contesting, any Tax).

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)        To the extent permitted by the Intercreditor Agreement, the Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)        Subject to the terms of the Intercreditor Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)        Subject to the terms of the Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)        Subject to the terms of the Intercreditor Agreement, unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a) or (b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses submitted in reasonable detail by any Lender in connection with any such designation or assignment.

(b)        If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (it being understood that all such Lenders have granted to the Administrative Agent Power of Attorney to assign and delegate on their behalf pursuant to this Agreement), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers. Each of Holdings, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other entity power and authority to carry on its business as now conducted and as proposed to be conducted in all material respects, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings reasonably necessary to perfect Liens pursuant to the Security Documents to the extent required by the Security Documents, (b) will not violate any Organizational Document of Holdings, the Borrower or any Subsidiary, (c) will not violate any Requirement of Law applicable to Holdings, the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Subsidiary, except Liens pursuant to the Security Documents to the extent required by the Security Documents and Liens under the First-Lien Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)        The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2005 and December 31, 2004, reported on by Ernest & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2006 (and comparable period for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)        The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of the Effective Date, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower to be reasonable), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and the Subsidiaries as of the Effective Date, as if the Transactions had occurred on such date.

(c)        Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

SECTION 3.05.  Properties.

(a)        Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for Permitted Encumbrances, Liens permitted under Section 6.02 and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes except to the extent such interference could not reasonably be expected to result in a Material Adverse Effect.

(b)        Each of Holdings, the Borrower and the Subsidiaries owns, or licenses pursuant to a valid and enforceable written agreement, all Intellectual Property and Software necessary for and material to the operation and conduct of their businesses as currently conducted. To the knowledge of Holdings and the Borrower, the operation and conduct of the businesses of Holdings, the Borrower and the Subsidiaries (including the use or practice of any Intellectual Property and Software therein) does not infringe, misappropriate or dilute any Intellectual Property owned by any other Person except as could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, no other Person has contested in writing any right, title or interest of Holdings, the Borrower or any Subsidiary in or relating to any material Intellectual Property or Software or challenged in writing the ownership, use, validity or enforceability of any material Intellectual Property owned by Holdings, the Borrower or any Subsidiary (including the use, validity or enforceability of any licenses to any Intellectual Property held by Holdings, the Borrower or any Subsidiary) except as could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, there are no pending (or, to the knowledge of Holdings and the Borrower, threatened) actions, investigations, suits, proceedings or orders with respect to any such infringement, misappropriation or dilution or any other violation, impairment, contest or challenge in writing relating to material Intellectual Property except as could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no judgment or order regarding any such infringement, misappropriation, dilution, violation, impairment, contest or challenge has been rendered by any competent Governmental Authority, no settlement agreement or similar contract has been entered into by Holdings, the Borrower or any Subsidiary with respect to any such infringement, misappropriation, dilution, violation, impairment, contest or challenge wherein such settlement agreement or similar contract could result in a Material Adverse Effect, and none of Holdings, the Borrower or any Subsidiary has any reason to know of any valid basis for any claim for or based on any such infringement, misappropriation, dilution, violation, impairment, contest or challenge except as could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Holdings and the Borrower, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property of Holdings, the Borrower or any Subsidiary except as could not reasonably be expected to result in a Material Adverse Effect.

(c)        Schedule 3.05(c) sets forth the address of each real property that is owned or leased by the Borrower or any Subsidiary as of the Effective Date after giving effect to the Transactions.

(d)        As of the Effective Date, none of Holdings, the Borrower or any Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation that could reasonably be likely to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.

(a)        There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened against or affecting Holdings, the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that would prohibit consummation of the Loan Documents or the Transactions.

(b)        Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Subsidiary (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)        Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements. Each of Holdings, the Borrower and the Subsidiaries is in compliance with (a) the Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Investment Company Status. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes. Each of Holdings, the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor and the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under all underfunded Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by an amount that, if required to be paid as of such date by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.

SECTION 3.11.  Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact reasonably necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information (i) was prepared in good faith based upon assumptions stated therein (which assumptions are believed by them to be reasonable at the time delivered), (ii) was prepared in accordance with accounting principles consistent with the historical audited financial statements of the Company and (iii) was based on the best information available to Holdings and the Borrower) it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved).

SECTION 3.12.  Subsidiaries. Holdings does not have any subsidiaries other than the Borrower and its subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date after giving effect to the Transactions.

SECTION 3.13.  Insurance. As of the Effective Date, all premiums in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

SECTION 3.14.  Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns or any other labor disputes against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Affect. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that have resulted in, or could reasonably be expected to result in, a Material Adverse Affect. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary except to the extent the failure to do so could not reasonably result in a Material Adverse Effect. There is no organizing activity involving Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of Holdings, the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Holdings, the Borrower or any Subsidiary of any individual, except those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.15.  Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16.  Federal Reserve Regulations. None of Holdings, Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

Taking into account all of the Transactions, no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

ARTICLE IV

Conditions

The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)        The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)        The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) O’Melveny & Myers LLP, counsel for Holdings, the Borrower and the Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit B-1, and (ii) local counsel in each jurisdiction where a material Subsidiary Loan Party is organized or a Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent and substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)        The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (u) and (v) of this Article IV.

(e)        The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f)        The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received (i) a completed Perfection Certificate dated the Effective Date and signed by the Chief Executive Officer or legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and, if requested by the Administrative Agent, copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released and (ii) evidence that any account control and concentration account arrangements required to be established as of the Effective Date under the Collateral Agreement shall have been established.

(g)        The Administrative Agent shall have received reasonably satisfactory evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h)        The Transactions shall have been consummated or shall be consummated simultaneously with the initial funding of the Senior Secured Facilities in accordance with applicable law, the Acquisition Agreement and all other related documentation (without giving effect to any amendments or waivers to or of such documents that are adverse to the Lenders and not approved by the Lenders). The Transactions shall have been consummated in a manner that is substantially consistent with the sources and uses shown on Annex I to Exhibit A to the Commitment Letter or as otherwise reasonably satisfactory to the Administrative Agent.

(i)        The Administrative Agent shall be reasonably satisfied that the Borrower, the Company and their respective subsidiaries, taken as a whole, shall have unrestricted cash on hand (net of fees and expenses incurred in connection with the Transactions) in an aggregate amount of not less than $4,500,000, on the Closing Date.

(j)        The Borrower shall have substantially contemporaneously received $150,000,000 in gross cash proceeds from the First-Lien Term Loans.

(k)        [Reserved.]

(l)        The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower for the fiscal years ended December 31, 2005, 2004 and 2003 (it being understood that the Arrangers have received such balance sheets and statements for fiscal years 2004 and 2003 prepared and dated prior to the date hereof), (ii) audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Company for the fiscal years ended December 31, 2005, and (iii) unaudited consolidated balance sheets and related statements of income and cash flows of (A) each of Borrower and Company for each fiscal quarter ended after March 31, 2006 and at least 45 days before the Closing Date (and comparable periods for the prior fiscal year) and (B) each of Borrower and Company for each fiscal month after the most recently ended fiscal period for which financial statements were received by the Lenders that ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year), in the case of this clause (iii), to the extent such financial information is available.

(m)        The Lenders shall have received a pro forma consolidated balance sheet of Holdings as of the date of the most recent quarterly financial statements delivered pursuant to paragraph (l)(iii) above, in each case after giving effect to the Transactions and the other transactions contemplated hereby.

(n)        There not having occurred an Effective Date Material Adverse Effect.

(o)        There shall be no litigation, arbitration, administrative proceeding or consent decree that could reasonably be expected to have (a) an Effective Date Material Adverse Effect or (b) a material adverse effect on the ability of Holdings, the Company or any of their respective subsidiaries to consummate the Transactions.

(p)        The Lenders shall have received a certificate, in form and substance reasonably satisfactory to the Arrangers, confirming the solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions.

(q)        The consummation of the Transactions shall not violate any applicable law, statute, rule or regulation or conflict with, or result in a default or event of default under, any agreement of Holdings, the Company or any of their respective subsidiaries after giving effect to the Transactions, other than any such violations, conflicts or defaults that, individually or in the aggregate, could not reasonably be expected to result in an Effective Date Material Adverse Effect.

(r)        On a Pro Forma Basis after giving effect to the Transactions (including the pro forma effect of operating expenses reductions attributable to the Transactions), the Borrower’s ratio of Total Indebtedness to Consolidated EBITDA for the twelve-month period ending on the last day of the fiscal quarter ended at least 45 days prior to the Closing Date shall not exceed 5.0 to 1.0.

(s)        All required material governmental authorities shall have approved or consented to the Transactions to the extent required, all applicable waiting or appeal periods (including, but not limited to, any extensions thereof) shall have expired and there shall be no governmental or judicial action, actual or threatened in writing, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby, except for such restraints, preventions and conditions that could, so long as in effect or if complied with, not be reasonably expected to have an Effective Date Material Adverse Effect or a material adverse effect on the ability of Holdings, the Company or any of their respective subsidiaries to consummate the Transactions.

(t)        All commitments under the Existing Credit Agreement shall have been terminated (other than with respect to outstanding letters of credit for which backstop arrangements have been made), and all loans, interest and other amounts accrued or owing thereunder shall have been repaid in full and all guarantees and liens granted in respect thereof shall have been released (or will be released substantially concurrently with the making of Loans on the Effective Date) and the terms and conditions of any such release shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received a payoff and release letter with respect to the Existing Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent. After giving effect to the Transactions, none of Holdings, the Borrower or any Subsidiary shall have outstanding any shares of preferred stock or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and the First-Lien Loan Documents, (ii) Indebtedness set forth on Schedule 6.01 and (iii) preferred stock of Holdings issued on or prior to the Effective Date pursuant to the certificate of designation filed with the Secretary of State of the State of Delaware on May 23, 2005. The terms and conditions of all Indebtedness to remain outstanding after the Effective Date (including terms and conditions relating to interest rates, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) shall be reasonably satisfactory in all respects to the Lenders.

(u)        The representations and warranties of each Loan Party set forth in the Loan Documents (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects on and as of the date (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date) hereof.

(v)        At the time of and immediately after giving effect to the borrowing of the Loans hereunder, no Default shall have occurred and be continuing.

            The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to September 30, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.    Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a)        within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)        within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and including a narrative discussion and analysis to the extent prepared by Borrower consistent with the Borrower’s current practices;

(c)        within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, its consolidated balance sheet and related statements of income and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by its Financial Officer as presenting in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, to the extent such financial information is available;

(d)        concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of its Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenant contained in Section 6.13 and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2006, of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)        as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget); and

(f)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.    Notices of Material Events.  The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice (after any Responsible Officer of any Loan Party obtains knowledge thereof) of the following:

(a)        the occurrence of any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect;

(d)        any change in the ratings of the credit facility made available under this Agreement by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or such credit facility on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facility; and

(e)        any other development (including notice of any Environmental Liability) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Information Regarding Collateral.

(a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees to assist Administrative Agent in preparing documents reasonably requested by Administrative Agent (under the Uniform Commercial Code or otherwise) in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a) or (b), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer, chief executive officer or chief legal officer of the Borrower setting forth the information required pursuant to Sections 1, 2, 7, 8, 10, 11, 12 and 13 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section, provided that the certification of information required pursuant to Section 11 of the Perfection Certificate shall be made at the time of delivery of annual financial statements pursuant to Section 5.01(a) and semi-annual financial statements pursuant to Section 5.01(b).

SECTION 5.04.    Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary to the conduct of its business except, in the case of this clause (b), where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05.    Payment of Obligations.  Each of Holdings and the Borrower will, and will cause each Subsidiary to, pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.    Maintenance of Properties.  Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted.

SECTION 5.07.    Insurance.  Each of Holdings and the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by Holdings and the Borrower and (b) all other insurance as may be required by law or any other Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Holdings and the Borrower will cause all property and casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, except in the case of leased premises and equipment to the extent the lessor is the loss payee and additional insured, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Administrative Agent.

SECTION 5.08.    Casualty and Condemnation.  The Borrower (a) will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of any casualty or other insured damage to any portion of the Collateral exceeding $500,000 or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.09.    Books and Records; Inspection and Audit Rights.  Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct, in all material respects, entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants at all such reasonable times during normal business hours and as frequently as reasonably requested, provided that so long as no Event of Default has occurred and is continuing, any such visit and inspection in excess of one per calendar year shall be at the expense of the Administrative Agent or the applicable Lender.

SECTION 5.10.    Compliance with Laws.  Each of Holdings and the Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.    Use of Proceeds.  The proceeds of the Loans will be used by the Borrower on the Effective Date, together with (a) the Stock Consideration, (b) the proceeds of the Second-Lien Term Loans and (c) cash on hand of the Company, solely (i) to pay the Transaction Costs, (ii) to pay the Acquisition Consideration, (iii) to pay the Existing Credit Agreement Repayments and (iv) to pay the Existing Tax Loan Repayment. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12.    Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within 30 days after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party. Notwithstanding anything to the contrary in any of the Loan Documents, the Collateral and Guaranty Requirement shall not apply to any Subsidiaries of Holdings that have assets having a fair value of less than $2,000,000 individually as to any one such Subsidiary or $5,000,000 in the aggregate for all such Subsidiaries.

SECTION 5.13.    Further Assurances.   (a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)        If any material asset (including any real property or improvements thereto or any interest therein) with a fair market value in excess of $2,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than an asset constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such asset to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

SECTION 5.14.    Rated Credit Facilities.  Each of Holdings and the Borrower will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s.

ARTICLE VI

Negative Covenants

Until the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.    Indebtedness; Certain Equity Securities.  (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)        Indebtedness created under the Loan Documents;

(ii)       (A) the Indebtedness under the First-Lien Credit Agreement in aggregate principal amount not exceeding $180,000,000 plus any increase in such principal amount pursuant to paragraph (viii) below, (B) other Indebtedness existing on the date hereof and set forth in Schedule 6.01 and (C) extensions, renewals and replacements of such Indebtedness under the First-Lien Credit Agreement or such other Indebtedness, provided that such extending, renewal or replacement Indebtedness (1) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (2) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest, fees and redemption premium thereon), other than in the case of any increase in the principal amount of the First-Lien Credit Agreement pursuant to clause (A) above or paragraph (viii) below, (3) other than in the case of the Indebtedness under the First-Lien Credit Agreement, shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced and (4) other than in the case of the Indebtedness under the First-Lien Credit Agreement, shall be subordinated to the Obligations on the same terms as the Indebtedness being extended, renewed or replaced;

(iii)        Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided (A) that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(iv)        Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(ii)(B) (and extensions, renewals or replacements thereof) or (a)(vi)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) other than in the case of Guarantees of the Indebtedness under the First-Lien Credit Agreement, Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the First-Lien Indebtedness shall be Guaranteed by any Subsidiary, unless such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement;

(v)        (A) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations, Indebtedness incurred in connection with any Permitted Acquisitions and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such Indebtedness thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $12,000,000 at any time outstanding;

(vi)        Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $12,000,000 at any time outstanding;

(vii)        Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $18,000,000;

(viii)        other secured and unsecured Indebtedness of the Borrower or any Subsidiary (other than any Foreign Subsidiary) in an aggregate principal amount not exceeding $12,000,000 at any time outstanding (which Indebtedness may be, but need not be, in the form of additional Indebtedness under the First-Lien Credit Agreement);

(ix)        Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x)        Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(xi)        Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xii)       Indebtedness permitted by Section 6.04;

(xiii)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(xiv)      Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xv)       Indebtedness of Borrower or any of its Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses; and

(xvi)      (i) Specified Holdings Indebtedness to the extent that the net proceeds thereof are applied to make an investment in accordance with Section 6.04(o) and (ii) unsecured Indebtedness of Holdings and its Subsidiaries owing to the Sponsor or a Sponsor Affiliate that, in the case of this clause (ii), (A) matures on a date that is at least 6 months after the Term Maturity Date, (B) the aggregate principal amount of which does not exceed $1,200,000 at any one time outstanding, (C) is subordinated to the Obligations on terms and conditions acceptable to Administrative Agent and (D) is otherwise on terms and conditions (including all economic terms and the absence of covenants) acceptable to Administrative Agent.

(b)        Holdings will not create, incur, assume or permit to exist any Indebtedness of Holdings except Indebtedness created under the Loan Documents or the First-Lien Loan Documents.

(c)        Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests.

SECTION 6.02.    Liens.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)        Liens created under the Loan Documents;

(b)        Permitted Encumbrances;

(c)        any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon);

(d)        any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon);

(e)        Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred or acquired in the case of a Permitted Acquisition) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (v)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (v)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (v)(B) of Section 6.01(a) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or, in the case of

Indebtedness permitted by clause (v)(A) of Section 6.01(a), its fair market value at the time such security interest attaches and, in any event, the aggregate principal amount of such Indebtedness does not exceed $6,000,000 at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f)        Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)        Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(h)        Liens that are rights of setoff relating to deposit accounts in favor of banks and other depositary institutions arising in the ordinary course of business;

(i)        Liens arising out of judgments or decrees not resulting in an Event of Default;

(j)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practice;

(k)        Liens on the Collateral securing obligations under the First-Lien Loan Document (and any Indebtedness incurred to extend, refinance or replace the Indebtedness under the First-Lien Credit Agreement under Section 6.01(a)(ii)), provided that such Liens are subject to the terms of the Intercreditor Agreement;

(l)        the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods or other similar matters;

(m)      Liens securing reimbursement obligations permitted by Section 6.01(a) in respect of documentary letters of credit or bankers’ acceptances, provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(n)        Liens on assets of Foreign Subsidiaries, to the extent the Indebtedness secured thereby is permitted under Section 6.01(vii);

(o)        other Liens to the extent that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $6,000,000 at any time outstanding;

(p)        Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party; and

(q)        leases of the properties of the Borrower or any Subsidiary, in each case entered into in the ordinary course of business of the Borrower or such Subsidiary, so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto.

SECTION 6.03.    Fundamental Changes.

(a)        Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than Holdings or the Borrower) may merge into Holdings in a transaction in which Holdings is the surviving corporation, (iii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (iii) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) any Person may enter into asset sales in compliance with Section 6.05, (v) the Foreign Subsidiary Restructuring may be consummated in accordance with the definition thereof and (vi) any Person may enter into acquisitions permitted by Section 6.04, provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04, 6.05 and 6.06, as applicable.

(b)        The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto.

(c)        Holdings will not engage in any business or activity other than (i) the ownership of Equity Interests that are owned as of the Effective Date and set forth on Schedule 6.03(c) and activities incidental to such ownership, (ii) activities incidental to, expressly permitted under, or contemplated by its performance under the Loan Documents or the First-Lien Loan Documents, (iii) the issuance of Equity Interests not prohibited hereunder and (iv) corporate maintenance activities. Holdings will not own or acquire any assets (other than Equity Interests and other assets owned as of the Effective Date and cash received pursuant to Section 6.08(a)(ii), (iii), (iv), (v) or (vi) pending the application of such cash in the manner contemplated thereby or as an investment pursuant to Section 6.04(d)) or incur any liabilities (other than liabilities under the Loan Documents and the First-Lien Loan Documents, nonconsensual liabilities imposed by law (including tax liabilities), Specified Holdings Indebtedness, liabilities related to the Seller Put Option and other liabilities incidental to its existence and permitted activities).

SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned

Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)        Permitted Investments;

(b)        Permitted Acquisitions; provided, however, that the Borrower and the wholly owned Subsidiary Loan Parties shall not be permitted to expend greater than an aggregate amount of $12,000,000 of consideration in connection with any Permitted Acquisition in which the Borrower or a wholly owned Subsidiary Loan Party acquires less than all the outstanding Equity Interests of any Person;

(c)        investments existing on the date hereof and set forth on Schedule 6.04;

(d)        investments by Holdings in Equity Interests of the Borrower and by the Borrower and the Subsidiaries in Equity Interests of their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in the definition of the term “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments made pursuant to this clause (ii) by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $12,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)        loans or advances made by Holdings, the Borrower to any Subsidiary and made by any Subsidiary to Holdings, the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $12,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)        Guarantees of Indebtedness of the Borrower or any Subsidiary that are permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section) shall not exceed $12,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(g)        loans or advances to employees of Holdings, the Borrower or any Subsidiary made in the ordinary course of business not exceeding $2,400,000 in the aggregate outstanding at any time (determined without regard to any writedowns or write-offs of such loans or advances);

(h)        payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i)        investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j)        investments in the form of Swap Agreements permitted by Section 6.07;

(k)        investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l)        investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m)       investments received in connection with the disposition of any asset permitted by Section 6.05;

(n)        receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(o)        investments, loans and advances by the Borrower or any Subsidiary in or to Foreign Subsidiaries and foreign entities that are not Foreign Subsidiaries, in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding in the aggregate for all such investments made from and after the Effective Date (plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments) an amount equal to $18,000,000 plus the amount of (i) any equity contributions made to Holdings (and to the Borrower or the applicable Subsidiary as common equity) and (ii) the net cash proceeds contributed to the Borrower (and to any applicable Subsidiary) as common equity from the issuance of any Indebtedness of Holdings (the “Specified Holdings Indebtedness”) that (A) is subordinated to the Obligations on terms and conditions acceptable to the Administrative Agent, (B) provides for payment of interest in kind, in lieu of cash, at the option of Holdings and (C) is otherwise on terms and conditions (including all economic terms and absence of covenants) acceptable to the Administrative Agent;

(p)        investments by Borrower or any Subsidiary in Holdings for purposes and in amounts that would otherwise be permitted as Restricted Payments to Holdings pursuant to Section 6.08; and

(q)        other investments, loans and advances by the Borrower or any Subsidiary (other than any investment in or loan or advance to a Foreign Subsidiary or foreign entity that is not a Foreign Subsidiary) in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding $12,000,000 in the aggregate for all such investments made from and after the Effective Date (plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments).

The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

SECTION 6.05.    Asset Sales.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary, or in the case of Equity Interests of the Borrower, to Holdings, in compliance with Section 6.04(d)), except:

(a)        sales, transfers, leases and other dispositions of (i) inventory, (ii) used, surplus, obsolete or worn out property and (iii) Permitted Investments, in each case in the ordinary course of business;

(b)        sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)        sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent in the ordinary course of business and not for purposes of financing;

(d)        sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (i), (k) or (m) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e)        leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower and their respective Subsidiaries, taken as a whole;

(f)        licenses or sublicenses of Intellectual Property or Software in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;

(g)        dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

(h)        sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (h) shall not exceed $6,000,000 during any fiscal year of the Borrower;

(i)        consummation of the Foreign Subsidiary Restructuring in accordance with the definition thereof;

(j)        mergers and consolidations in compliance with Section 6.03;

(k)        Investments in compliance with Section 6.04; and

(l)        sales or other dispositions in the ordinary course of business of the capital stock or other equity interests in any Subsidiary or joint ventures that, in the reasonable opinion of Borrower, are uneconomic or no longer useful in the conduct of the Borrower’s or any Subsidiary’s business, provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (i) and (k)) shall be made for fair value and (other than those permitted by clause (b) (unless the disposition is by a Loan Party to a Subsidiary that is not a Loan Party), (d) or (g)) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

SECTION 6.06.    Sale and Leaseback Transactions.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred unless (i) the sale of such property is permitted by Section 6.05 and (ii) Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.07.    Swap Agreements.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), and not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise), and not for speculative purposes, with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness.

(a)        Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests, (iii) Holdings may and the Borrower may, or may make Restricted Payments to Holdings so that Holdings may, make Restricted Payments, not exceeding $3,600,000 (excluding salaries and bonuses) during any fiscal year, (x) pursuant to and in accordance with stock option plans or other benefit plans approved by the Borrower’s board of directors for management or employees of Holdings, the Borrower and the Subsidiaries and (y) to current or former employees or directors on account of purchases or redemptions of stock of Holdings held by such Person, (iv) the Borrower may make Restricted Payments to Holdings at such times and in such amounts (A) as shall be necessary to permit Holdings to discharge its general corporate and overhead expenses (including franchise taxes and directors fees) incurred in the ordinary course and other permitted liabilities, (B) to pay the Tax liabilities directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (1) the amount of Restricted Payments pursuant to clause (B) of this clause (iv) shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, State and local taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers, (2) all Restricted Payments made to Holdings pursuant to this clause (iv) are used by Holdings for the purposes specified herein within five Business Days after Holdings’ receipt thereof, (v) the Borrower may make Restricted Payments to the extent necessary to permit Holdings to make payments to the Sponsor or Sponsor Affiliates of or on account of reimbursement of reasonable costs and expenses and payment of monitoring or management or similar fees to the extent permitted by Section 6.09, provided that no Default shall have occurred and be continuing or would result therefrom and (vi) Holdings may and the Borrower may, or may make Restricted Payments to Holdings so that Holdings may, make Restricted Payments, not exceeding $6,000,000 in the aggregate in connection with the exercise of the Seller Put Option, pursuant to the Acquisition Agreement as amended through and including the Effective Date, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom. Notwithstanding any other provision of this Agreement, in the event that the Borrower or any Subsidiary makes any investment in Holdings pursuant to Section 6.04 (p) in lieu of making a Restricted Payment permitted under any clause of the immediately preceding sentence, the amount of Restricted Payments permitted under such clause of the immediately preceding sentence shall be automatically decreased by the amount of such investment.

(b)        Neither Holdings nor the Borrower will, nor will they permit any Subsidiary Loan Party to, make or agree to pay or make, directly or indirectly, any voluntary or optional prepayment on or early redemption or acquisition for value (whether in cash, securities or other property and including any sinking fund or similar deposit) of or in respect of the principal amount of or interest on any Indebtedness, or any payment or other distribution prior to the stated maturity thereof (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except as otherwise permitted by this Agreement and except for:

(i)        payment of Indebtedness created under the Loan Documents;

(ii)       payment of Indebtedness created under the First-Lien Loan Documents;

(iii)      payment of First-Lien Indebtedness;

(iv)      payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness (provided that any payments of interest or other amounts in respect of any Specified Holdings Indebtedness shall be in kind rather than in cash), other than payments in respect of the Loans that are prohibited by the Intercreditor Agreement;

(v)        refinancings of Indebtedness to the extent permitted by Section 6.01;

(vi)        payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(vii)        payment by a Foreign Subsidiary that is not a Loan Party of the Indebtedness of such Foreign Subsidiary.

SECTION 6.09.    Transactions with Affiliates.

(a)        Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, (ii) transactions between or among (A) the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (B) Subsidiaries that are not Loan Parties not involving any other Affiliate and (C) the Borrower or any Subsidiary Loan Party and any other Subsidiary to the extent permitted by Sections 6.03, 6.04 and 6.05 and not involving any other Affiliate (iii) loans or advances to employees permitted under Section 6.04(g), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(h), (v) the payment of reasonable fees to directors of Holdings, the Borrower or any Subsidiary who are not employees of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings, the Borrower or the Subsidiaries in the

ordinary course of business, (vii) (A) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors and (B) any repurchases of any issuances, awards or grants issued pursuant to clause (A), to the extent permitted by Section 6.08(a)(iii), (viii) employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any Subsidiary and any employee thereof, (ix) any payments made pursuant to Section 6.09(b), and (x) any Restricted Payment permitted by Section 6.08.

(b)        Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, make any payment to the Sponsor or any Sponsor Affiliate except (i) payments made on the Effective Date in connection with the Transactions in an aggregate amount not to exceed $1,200,000 and (ii) payments of or on account of monitoring or management or similar fees in an aggregate amount in any fiscal year in excess of $1,200,000 and reimbursement of reasonable costs and expenses incurred by Sponsor or such Sponsor Affiliate with respect to Holdings and its subsidiaries.

SECTION 6.10.    Restrictive Agreements.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law or (B) any Loan Document or any First-Lien Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment, modification or replacement expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) clause (a) of the foregoing shall not apply to restrictions and conditions that are applicable solely to Foreign Subsidiaries that are not Loan Parties.

SECTION 6.11.    Amendment of Material Documents.  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify, waive, terminate or release (a) its Organizational Documents (other than to authorize additional Equity Interests in the form of common stock), (b) any Acquisition Document, (c) the First-Lien Loan Documents or any other documentation relating to Indebtedness that is subject to the Intercreditor Agreement (in each case, except as permitted by the Intercreditor Agreement or Section 6.01(a)(ii)(A)) or (d) any documentation relating to the Indebtedness permitted under Section

6.01(a)(ii) (other than any Indebtedness in respect thereof that is subject to the Intercreditor Agreement), in each case if the effect of such amendment, modification, waiver, termination or release is adverse in any material respect to the interests of the Lenders.

SECTION 6.12.    [Reserved]

SECTION 6.13.    Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of the last day of each fiscal quarter during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

July 1, 2006 to March 31, 2007	5.50

April 1, 2007 to September 30, 2007	5.25

October 1, 2007 to September 30, 2008	4.75

October 1, 2008 to September 30, 2009	4.25

October 1, 2009 to September 30, 2010	3.75

October 1, 2010 to September 30, 2011	3.50

October 1, 2011 to Term Maturity Date	3.25

SECTION 6.14.  [Reserved]

SECTION 6.15.  [Reserved]

SECTION 6.16.  Compliance with Financial Covenants.    For purposes of determining compliance with the financial covenant in Section 6.13, any equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Lenders) made to the Borrower by Holdings after the Effective Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, if so designated by the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (a) in each four fiscal quarter period there shall be no more than two Specified Equity Contributions made, (b) in each eight fiscal quarter period there shall be a period of at least four consecutive fiscal quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in compliance with the financial covenant and (d) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenant contained in the definitive credit documentation.

SECTION 6.17.    Changes in Fiscal Periods.  The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.

ARTICLE VII

Events of Default

SECTION 7.01.    Events of Default.  Subject to the terms of the Intercreditor Agreement, if any of the following events (any such event, an “Event of Default”) shall occur:

(a)        the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any written report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, (i) that is qualified as to materiality or Material Adverse Effect shall prove to have been incorrect when made or deemed made and (ii) that is not qualified as to materiality or Material Adverse Effect shall prove to have been incorrect in any material respect when made or deemed made;

(d)        Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings or the Borrower) or 5.11 or in Article VI;

(e)        [Reserved]

(f)        [Reserved]

(g)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b), (c), (d) or (f) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(h)        Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness upon the maturity of such Material Indebtedness;

(i)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (i) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), and provided further that this paragraph (i) shall not apply to any such event or condition in respect of the First-Lien Credit Agreement unless (x) such event or condition constitutes an “Event of Default” under paragraph (a) or (b) of Section 7.01 of the First-Lien Credit Agreement or (y) such event or condition has not been cured or waived within 180 days of the date of the occurrence thereof;

(j)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(k)        Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (j) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(l)        Holdings, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(m)      one or more judgments for the payment of money in an aggregate amount in excess of $6,000,000 (to the extent not covered by insurance as to which the applicable insurance company is solvent and has not disputed coverage) shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment in an aggregate amount in excess of $6,000,000;

(n)        an ERISA Event shall have occurred that, could reasonably be expected to result in a Material Adverse Effect;

(o)        any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $6,000,000, with the priority required by the applicable Security Document, except (i) as a result of the release of a Loan Party the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(p)        any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party that is a party thereto;

(q)        the Guarantees of the Loan Document Obligations by Holdings, the Borrower and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(r)        a Change of Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (j) or (k) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and in case of any event with respect to Holdings or the Borrower described in paragraph (j) or (k) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02.    Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether a Default has occurred under paragraph (j), (k) or (l) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in such paragraph to the extent that such

Subsidiary did not, as of the last day of the fiscal quarter of Holdings most recently ended, have assets with a value equal to or greater than 2.5% of consolidated total assets of Holdings, the Borrowers and the Subsidiaries as of such date, based on the consolidated balance sheet of Holdings, the Borrowers and the Subsidiaries as of such date, provided that if it is necessary to exclude more than one Subsidiary from paragraph (j), (k) or (l) of Section 7.01 pursuant to this paragraph in order to avoid an Event of Default, the aggregate value of the assets of all such excluded Subsidiaries as of such last day may not exceed 10.0% of consolidated total assets of Holdings, the Borrowers and the Subsidiaries as of such date, based on the consolidated balance sheet of Holdings, the Borrowers and the Subsidiaries as of such date.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent

shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related

Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder.

Notwithstanding anything herein to the contrary, none of the Joint Bookrunners, Arrangers, Syndication Agents or the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Each of the Lenders hereby irrevocably authorizes the Administrative Agent to release any Lien on any Collateral constituting assets or property being sold or disposed of in compliance with this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)        if to Holdings or the Borrower, to it at RedPrairie Corporation, 20700 Swenson Drive, Waukesha, Wisconsin 53186 (Telecopy No. 262-317-2005), Attention: General Counsel; with a copy to O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071 (Telecopy No. 213-430-6407), Attention: Susan C. Alker, Esq.;

(b)        if to the Administrative Agent, to Credit Suisse, Cayman Islands Branch, One Madison Avenue, New York, New York 10010, Attention of Ed Markowski (Telecopy No. 212-538-6851) (email: edward.markowski@creditsuisse. com), with a copy to Credit Suisse, Cayman Islands Branch, One Madison Avenue, New York, New York 10010, Attention of Fay Rollins (Telecopy No. 212-325-8315) (email: fay.rollins@credit-suisse.com); and

(c)        if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.    Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)        Except as provided in Section (c) below, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the date of any scheduled payment of the principal amount of any Loan under Section 2.09, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans on the date hereof), (vi) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (x) effect any waiver, amendment or modification of Section 5.02 of the Collateral Agreement or Section 7.02 of the Intercreditor Agreement, in a manner that materially adversely affects the rights of Lenders in respect of payments or Collateral, without the consent of each Lender so affected, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)        In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, (it being understood that all such Non-Consenting Lenders have granted to the Administrative Agent Power of Attorney to assign and delegate on their behalf pursuant to this Agreement), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Notwithstanding anything to the contrary in this Agreement, the return of the note held by any such Non-Consenting Lender is not a condition to the effectiveness of any assignment pursuant to this Section 9.02(c).

SECTION 9.03.    Expenses; Indemnity; Damage Waiver.  (a) To the extent permitted by the Intercreditor Agreement, the Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent, the Syndication Agents, Documentation Agent and the Joint Bookrunners (together with one counsel in each jurisdiction as necessary), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent or any Lender together (together with one counsel in each jurisdiction as necessary), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)        Subject to the terms of the Intercreditor Agreement and the provisions of Section 2.14 and Section 2.16 (which shall provide the only source of indemnification for the matters covered therein), the Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of a single counsel for any Indemnitee (together with one counsel in each jurisdiction as necessary), incurred by or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)        To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)        All amounts due under this Section shall be payable not later than thirty Business Days after written demand therefore accompanied by appropriate invoices or other evidence of amounts owed.

SECTION 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)        Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.18(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.16.

For purposes of paragraph (b) of this Section, the term “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. No assignee shall be entitled to receive any greater benefit pursuant to Sections 2.14, 2.15, 2.16 and 9.03 than the assigning Lender would have been entitled to receive with respect to the rights so assigned.

(iv)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16 (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)        The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)        (i)         Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)        Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)        Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof; provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and their respective Affiliates may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c)        Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that

Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party and its obligations under the Loan Documents, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NONPUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA Patriot Act.  Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify Holdings and the Borrower in accordance with the Act.

SECTION 9.15.  Intercreditor Agreement Governs.  Each Lender (a) hereby consents to the subordination of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) hereby authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement and to subject the Liens securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the First-Lien Secured Parties (as such term is defined in the Intercreditor Agreement) to extend credit to the Borrower, and such First-Lien Secured Parties are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REDPRAIRIE HOLDING, INC.,

By:	/s/ Laura L. Fese
	Name:	Laura L. Fese
	Title:	General Counsel & Corporate Secretary

REDPRAIRIE CORPORATION,

By:	/s/ Laura L. Fese
	Name:	Laura L. Fese
	Title:	General Counsel & Corporate Secretary

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent,

By:	/s/ David Dodd
	Name:	David Dodd
	Title:	Vice President

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Associate

J.P. MORGAN SECURITIES INC., as Joint Bookrunner and Co-Lead Arranger,

By:	(Signature Illegible)
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Co-Syndication Agent,

By:	(Signature Illegible)
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC, individually and as Co-Syndication Agent, Joint Bookrunner and Co-Lead Arranger,

By:	/s/ Lauri Sivaslian
	Name:	Lauri Sivaslian
	Title:	Managing Director

JEFFERIES FINANCE LLC, individually and as Documentation Agent,

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director